Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statement and related prospectuses of Stanley Black & Decker, Inc. (the “Company”) of our reports, dated February 27, 2018, with respect to (i) the consolidated financial statements and schedule of the Company and (ii) the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017:

•	Registration Statement on Form S-3 (File No. 333-221127).

/s/ Ernst & Young LLP

Ernst & Young LLP

Hartford, Connecticut

October 30, 2018